UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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AETNA INC.
(Name of Registrant as Specified In Its Charter)

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Aetna proxy available; executive compensation explained
Aetna’s annual proxy statement has been posted on line for shareholders and the general public. The proxy statement summarizes 2010 compensation for Aetna’s six highest-paid executives. Given the public and political focus on administrative costs of health insurers, we anticipate some media attention on executive compensation. The following information explains some key aspects of our executive compensation philosophy.
•	Executive compensation is tied to financial performance. A significant portion of executive pay varies each year. Aetna had a successful 2010 based on a number of internal and external metrics, including strong operating earnings and underwriting margin. As a result, the annual bonus plan was funded at 166.8 percent of target. Executive compensation for 2010 reflected our strong performance last year. Aetna’s overall bonus payout to all employees for 2010 exceeded $250 million.

•	Executives are required to own a certain amount of Aetna stock. Requiring leaders to invest in the company they lead aligns the interests of our executives with our shareholders.

•	Aetna’s executive compensation philosophy reinforces the importance of delivering value to our shareholders. Aetna believes that a significant portion of executive compensation should be variable and based on meeting defined performance goals and/or stock price change. For this reason, not all of an executive’s pay is predictable. In addition to a base salary, executives receive stock-based compensation. The value of this stock-based compensation typically depends on Aetna’s stock price and whether Aetna achieves financial goals set at the time of grant. Some forms of stock-based compensation (options and SARs) have expiration dates. The expiration date means these grants must be exercised (sold or purchased and held) within a specific period (usually 10 years) or they are forfeited. Some grants expire with no value. In other words, executive compensation has some elements of certainty (base salary) and other elements that represent potential, but not guaranteed, value.
Salaries and variable pay for Aetna’s most senior leaders are reviewed and approved each year by the Aetna Board of Directors’ Committee on Compensation and Organization. Executives’ compensation is designed to be competitive relative to our closest competitors, as well as certain companies we compete against for talent and capital. Ultimately, pay decisions for senior leadership are based on the competitive environment and each executive’s contributions towards achieving financial and other goals that are linked to the Company’s business strategy.